Exhibit 23.5

Consent of Independent Accountants

The Board of Directors

Apple REIT Six, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment No. 6 on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Six, Inc.:

(1)	the use of our report dated July 16, 2004 with respect to the balance sheets of GBI of South Carolina, LLC as of December 31, 2003 and 2002, and the related statements of income, member’s equity and cash flows for the years then ended

(2)	the use of our report dated October 13, 2004 with respect to the combined balance sheets of the Stonebridge Acquisition Hotels as of December 31, 2003, 2002 and 2001, and the related statements of income, members’ equity and cash flows for the years then ended

(3)	the use of our report dated May 6, 2005 with respect to the combined balance sheets of the Blumberg Acquisition Hotels as of December 31, 2004, 2003 and 2002, and the related statements of income, member’s equity and cash flows for the years then ended

(4)	the use of our report dated June 27, 2005 with respect to the combined balance sheet of the Hilton Acquisition Hotels (Fort Worth and Nashville) as of December 31, 2004 and the related statements of income, changes in equity and cash flows for the years then ended

(5)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

December 14, 2005